Exhibit 10.2

August 31, 2017

Dr. Anthony G. Quinn

(via email aquinn@aegleabio.com)

Re:Offer of Employment: Chief Executive Officer Dear Anthony:

On behalf of Aeglea BioTherapeutics, Inc. (the “Company”), it is my pleasure to formally offer you the position of Chief Executive Officer with a start date of July 18, 2017. This is an interim, full-time position located primarily in Boston, MA. Should you and the Company agree to continue your employment as CEO on a permanent basis, the parties agree to re- negotiate terms pursuant to a new agreement. This letter contains an overview of the responsibilities, compensation and benefits associated with this position. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you.

EMPLOYMENT

During employment with the Company, you will be expected to devote your full-time business time and attention to the business and affairs of the Company. You will report to the Board of Directors (the “Board”) and will be expected to abide by all of the Company’s employment policies and procedures, including but not limited to the Company’s policies prohibiting employment discrimination and harassment, the Company’s rules regarding proprietary information and trade secrets.

BASE SALARY

While employed by the Company, your annual Base Salary will be $480,000 (the “Base Salary”) less any federal, state and local payroll taxes and other withholdings legally required or properly requested by you. The Base Salary will be payable to you in accordance with the Company’s regular payroll practices and procedures and will be subject to periodic review and adjustment, at the Company’s discretion.

BONUS

The Company may pay you a discretionary bonus of up to fifty percent (50%) of your Base Salary (the “Annual Bonus”). The actual amount of such Annual Bonus will be determined by the Board (or a committee of the Board) in its sole discretion. Your receipt of the Annual Bonus shall be conditioned upon your achievement of performance objectives set by the Board in writing after consultation with you in the applicable calendar year. For calendar year 2017, your Annual Bonus will be based on 50% of the base salary you are paid in 2017. The Board will determine in its sole discretion whether such performance objectives have been achieved. The Annual Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year to which the performance relates.

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Except for 2017, you will not be eligible to receive an Annual Bonus for any other partial year of employment. Accordingly, you forfeit any Annual Bonus for which you might otherwise be eligible if your employment ends for any reason before the final day of the bonus year. For purposes of clarification, nothing herein guarantees your receipt of an Annual Bonus in any amount if the performance objectives are not met, any of the other conditions set forth herein are not satisfied in a given calendar year, or the Company does not have sufficient funding to allow for the payment of bonuses.

STOCK

As additional compensation, and subject to approval by the Board, you will be granted an option, which will be an incentive stock option if available, to purchase 150,000 shares of Company common stock with an exercise price equal to the fair market value of the Company’s stock on the date of grant (the “Option”). 100% of the shares subject to the Option will vest on the one year anniversary of your commencing employment as CEO, subject to your continued service through the applicable vesting date.

In the event of a Corporate Transaction (as defined in the 2016 Equity Incentive Plan(“Plan”)), you will be fully vested in all of the shares subject to the Option as of the closing date of such Corporate Transaction.

The Option will be granted pursuant to and subject to the terms and conditions of the Plan and will be further subject to the terms of an option agreement as approved by the Board setting forth the vesting conditions and other restrictions. To the extent there is any discrepancy between this Offer Letter and the terms of any option agreement, the option agreement will control.

BENEFITS

During your regular full-time employment with the Company, you will be eligible to participate in any medical, dental, or other health/life employee benefit plans, if any, of the Company. You may be eligible to participate in employee benefit plans on the same basis and subject to the same qualifications and limitations, as other similarly situated employees in the Company. Please note that all Company benefit plans will be governed by and subject to plan documents and/or written policies. You will also be eligible to receive any paid holiday time and vacation time observed by the Company in accordance with the Company’s policies and procedures. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies, or any other terms of your employment, at any time.

EXPENSE REIMBURSEMENT

The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company and that are pre- approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.

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EMPLOYMENT AT WILL

Although we hope for a long and mutually beneficial relationship, this letter is not a contract of employment for a definite term. Employment with the Company is “at will,” and is not guaranteed for any specific length of service or any specific position.

Accordingly, as an “at-will” employee, the Company may terminate your employment or you may resign your employment with the Company at any time, for any reason or no reason.

COVENANTS

This offer letter and your employment is subject to documentation of authorization to work in the United States if not already provided. You acknowledge that you have signed a Proprietary Information and Inventions Assignment Agreement (the “Agreement”), and you acknowledge that your employment with the Company is contingent upon your continued compliance with this Agreement.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Internal Revenue Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

EMPLOYEE REPRESENTATIONS

Please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.

In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any non- competition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at  the  Company any  materials,  documents  or work product  of a

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former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

This offer, once accepted, and together with the confidentiality agreement referred to above, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

We look forward to your contribution to the Company. If you have any questions about the terms of this offer or the contents of this letter, please feel free to contact me. In acknowledgment and acceptance of our offer, please sign this Offer Letter as well as the Agreements and return both documents to me directly.

Sincerely,

AEGLEA BIOTHERAPEUTICS, INC.

1176381-144253By:	Charles N. York II

Chief Financial Officer

AGREED AND ACCEPTED:

09/03/2017

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